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                              ####


FOR IMMEDIATE RELEASE


       KANSAS CITY POWER & LIGHT COMPANY BOARD REJECTS
         WESTERN RESOURCES' "HOSTILE" EXCHANGE OFFER

     Kansas City, MO., (July 9, 1996) -- The members of the board of directors of Kansas City Power & Light Company (NYSE:
KLT), by a unanimous vote of those directors present, recommended that KCPL shareholders reject Western Resources, Inc.'s hostile exchange offer. At the same time, the KCPL Board reaffirmed its decision to merge with UtiliCorp United Inc. (NYSE: UCU) to form Maxim Energies, Inc.

     In rejecting Western's unsolicited hostile offer, the KCPL
Board reviewed KCPL's long-term strategic plan and the benefits of a merger with UtiliCorp, and determined that Western's offer is not in the best interests of KCPL, its shareholders, customers, employees and other constituencies.

     "There are many reasons why we think that Western is an unattractive partner. Of paramount concern is our belief that Western's hostile offer is based on a number of faulty assumptions that raise serious questions as to Western's financial prospects and its ability to sustain dividends at its promised dividend rate," said Drue Jennings, chairman, president and chief executive officer of KCPL. Mr. Jennings cited the following:

- -    Western faces significant rate reductions which KCPL
  believes will imperil its ability to sustain promised dividends. The staff of the Kansas Corporation Commission has recommended that Western reduce its rates by $105 million annually, which is twelve times greater (in the first year of reductions) than the $8.7 million per year over seven years that Western has proposed. If the $105 million annual rate reduction is implemented, then virtually all of Western's projected earnings for a combined KCPL/Western entity in 1998 (as reported in Western's own prospectus dated July 3, 1996, and as adjusted by KCPL to reflect the full impact of the Kansas Corporation Commission staff's recommended $105 million annual rate reduction) would be required to pay dividends at the rate promised to KCPL shareholders.

- -    KCPL believes that reductions in merger-related savings
  realized and/or retained will further hamper Western's ability to make its promised dividend payments. Based on a review of Western's claimed merger-related savings, KCPL believes that Western has significantly overestimated the amount of savings that would result from a combination of KCPL and Western. In addition, both the Kansas Corporation Commission (in its order regarding the merger of Kansas Gas and Electric Company (KGE) and Western's predecessor, Kansas Power and Light Company (KPL)) and the Missouri Public Service Commission (in the pending Union Electric/CIPSCO merger) have advocated and equal (50-50) sharing of savings between shareholders and customers. In contrast, Western's proposal to acquire KCPL contemplates that Western be allowed to keep 70% of merger-related savings.

- -    KCPL believes that Western will be under pressure to
  reduce rates for its KGE customers, and any reduction to Western's revenue base would further threaten Western's ability to makes its promised dividend payments. Testimony before the Kansas Corporation Commission indicates that if the rates charged to Western's KGE customers were reduced to equal the rates charged to Western's KPL customers, Western would suffer a $171 million annual revenue reduction. Even if the Kansas Corporation Commission follows its own staff's recommendation and the entire $105 million annual rate reduction is applied to KGE customers, Western would still face a rate disparity of approximately $65 million per year. In an increasingly deregulated utility environment, KCPL believes that Western must address the rate disparity issue because Western's customers may otherwise choose to purchase cheaper power from Western's competitors.

- -    A KCPL/Western combination would concentrate risk in a
  single asset and a single geographic market. A combined KCPL/Western entity would own 94% of the Wolf Creek nuclear plant, concentrating a significant amount of capital and risk in a single asset. In contrast, a combined KCPL/UtiliCorp company will own only 47% of Wolf Creek. In addition, a combined KCPL/Western entity would conduct a substantial portion of its business in two states, Missouri and Kansas. KCPL believes that a combined KCPL/UtiliCorp entity would be much better prepared for the deregulated utility environment because it would have operations in eight states and five foreign countries, thereby achieving geographic, regulatory and climatic diversity.

- -    The KCPL Board questions Western's commitment to KCPL
  employees. Western has stated that no layoffs would result from its proposal, but Western's filings with the Kansas Corporation Commission state that 531 employee positions will be eliminated and assume that all resulting savings will be available by January 1, 1998. The KCPL Board does not believe that Western can reduce 531 positions in such a short time without laying off KCPL employees.

- -    Western's hostile offer is conditioned on its
  transaction being accounted for as a "pooling of interests," and KCPL does not believe that such accounting treatment will be available.

     The KCPL Board also reaffirmed its support for a merger with UtiliCorp to form Maxim Energies, Inc. The KCPL Board believes that Maxim will be a customer-focused, low-cost energy supplier with diversified assets and the financial resources to grow and thrive in the electric utility industry which is on the verge of deregulation. The KCPL Board believes that Maxim will allow KCPL shareholders improved opportunities for long-term earnings and dividend growth which are superior to that offered by Western's hostile offer.

     A shareholder vote to consider the UtiliCorp transaction has been scheduled for Wednesday, August 7, 1996.

     Kansas City Power & Light Company provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly owned subsidiary of KCPL, pursues opportunities in non-regulated, primarily energy-related ventures.

                            # # #


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